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                                                                      EXHIBIT 99

PRESS RELEASE

                                                FOR:  Norton McNaughton, Inc.

                                        APPROVED BY:  Peter Boneparth
                                                      Chief Operating Officer
                                                      Amanda Bokman
                                                      Chief Financial Officer
FOR IMMEDIATE RELEASE                                 (212) 947-2960
---------------------


                                            CONTACT:  Investor Relations:
                                                      David Walke/Shannon Moody
                                                      Press: Michael McMullan
                                                      Morgen-Walke Associates
                                                      (212) 850-5600

               NORTON MCNAUGHTON, INC. COMPLETES ACQUISITION OF
                  JERI-JO KNITWEAR INC. AND JAMIE SCOTT, INC.


     New York, New York, June 18, 1998 - Norton McNaughton, Inc.
(Nasdaq: NRTY) today announced that it has completed the acquisition of Jeri-Jo Knitwear Inc. and Jamie Scott, Inc., acquiring substantially all the assets and assuming substantially all the liabilities of the privately-held apparel importers of moderately-priced juniors' and misses' updated sportswear.

     The terms of the transaction provided for the payment of $55 million in cash at closing, with additional consideration payable in cash and Company common stock based on the performance of Jeri-Jo/Jamie Scott following the closing. Jeri-Jo/Jamie Scott will operate as a separate subsidiary under the direction of current management.

     The acquisition was financed with a portion of the proceeds of the previously announced $125 million Senior Note offering completed today. Concurrent with the closing of the acquisition, the Company entered into a $175 million secured revolving credit facility with NationsBank Commercial Corporation, The CIT Group/Commercial Services, Inc. and Fleet Bank N.A. The facility will be used to finance ongoing working capital requirements of the combined entity.

                                   - more -
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NRTY: COMPLETES ACQUISITION OF JERI-JO KNITWEAR INC.                 PAGE: 2
AND JAMIE SCOTT, INC.


     Peter Boneparth, President and Chief Operating Officer of Norton McNaughton, commented, "We are delighted to be adding Jeri-Jo's products to Norton McNaughton, Inc.'s family of brands. Over the years, Jeri-Jo has developed an excellent franchise in the moderate juniors' and misses' sportswear markets, and this opportunity affords us the ability to expand both the breadth and depth of our product offerings among our retail customers."

     Mr. Boneparth concluded, "It has been management's objective to seek companies that provide Norton McNaughton with the ability to further penetrate retail accounts, as well as add new ones. The Jeri-Jo transaction exemplifies this and is in keeping with management's strategy of acquiring companies that are accretive to earnings, have strong management teams in place and broaden our distribution channels."

     Norton McNaughton, Inc. designs, contracts for the manufacture of and markets a broad line of brand name, moderately priced women's career and casual clothing. The Company's product lines include collections of related separates coordinated by color and style, as well as casual weekend wear and related knitwear separates. The Company markets its products under its nationally known labels, including Norton McNaughton(R) and Norton Studio(R), Erika(R), through its subsidiary Miss Erika, Inc. and Energie(R), Currants(R) and Jamie Scott(R), through its subsidiary Jeri-Jo Knitwear, Inc.

________________________________________________________________________________

     This press release contains forward-looking information about the Company's anticipated operating results, including following the acquisition of Jeri-Jo. The Company's ability, including following the acquisition of Jeri-Jo, to achieve its projected results is dependent on many factors which are outside of management's control. Some of the most significant factors, including following the acquisition of Jeri-Jo, would be a further deterioration in retailing conditions for women's and juniors' apparel, a further increase in price pressures and other competitive factors, any of which could result in an unanticipated decrease in gross profit margins, unanticipated problems arising with Jeri-Jo's business or the integration of Jeri-Jo's business with that of the Company, the unanticipated loss of a major customer, the unanticipated loss of a major contractor or supplier, and weather conditions which could impact retail traffic and the Company's ability, including following the acquisition of Jeri-Jo, to ship on a timely basis. Accordingly, there can be no assurance that the Company, including following the acquisition of Jeri-Jo, will achieve its anticipated operating results.

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